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                                                                      Exhibit 22


SUBSIDIARIES OF GBC BANCORP

General Bank

GBC Investment & Consulting Company, Inc.

GBC Real Estate Company, Inc.

GBC Insurance Services, Inc.

Southern Counties Escrow

GBC Leasing Company, Inc.